Exhibit 99.1

Matrixx Initiatives, Inc. Appoints Regina Miskewitz As Director of
Research & Development

PHOENIX, March 3, 2005; Matrixx Initiatives, Inc. (Nasdaq: MTXX), a rapidly growing innovator in the development and marketing of branded over-the-counter pharmaceuticals, today announced Regina Miskewitz joined the Company as Director of Research and Development, reporting to Tim Clarot the Company’s Vice President of Research and Development.

     Ms. Miskewitz joins Matrixx Initiatives with over 25 years of product development experience. Ms. Miskewitz worked for Church & Dwight Co., Inc. for over 16 years in various positions, including Director of Product Development, where she led development within the Arm & Hammer Personal Care Products Division, which included the introduction of the Arm & Hammer Dental Care line. Ms. Miskewitz was instrumental in developing such well known products as Arm & Hammer Toothpaste and Arm & Hammer Dental Care Chewing Gum (the first oral care gum in the US). “Matrixx is a dynamic organization with terrific people. I am excited to join a company with high energy and outstanding growth,” said Ms. Miskewitz. “I look forward to helping Matrixx continue to develop and launch innovative new products.” She also worked at Helene Curtis, Inc. where she led the development of deodorants and antiperspirants, including Degree Deodorant and Suave Antiperspirant/ Deodorant for Men.

     Tim Clarot, Vice President of Research & Development, said, “Regina is a great addition to the Matrixx team. We believe her breadth of knowledge and experience will help propel Matrixx to the next stage in product innovation, and assist the Company in expanding into new over-the-counter categories.”

     Ms. Miskewitz holds a B.S. in Chemistry from Saint Peter’s College and an M.S. in Cosmetic Science from Long Island University. Additionally, Ms. Miskewitz is listed on numerous patents.

About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter (OTC) pharmaceuticals, which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Kids Size Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. In July 2004, Matrixx began distributing six new Cough Mist™ products for the 2004-2005 cough/cold season. Additionally, in February 2005, Matrixx announced a new brand, Nasal Comfort™, for which the Company anticipates initial sales and shipments in the second quarter of 2005. For more information regarding Matrixx products, go to www.zicam.com. To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, chief financial officer, 602-385-8888, whemelt@matrixxinc.com, or Bill Barba, investor relations, at 602-385-8881, bbarba@matrixxinc.com or Institutional Investors, Max Ramras at The RCG Group, max@thercggroup.com, 480-675-0400. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “continued,” “expand,” “plan,” “anticipate,” “support,” “will,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our belief that Ms. Miskewitz will help propel product innovation, and assist the Company in expanding into new over-the-counter categories; and (ii) our anticipation of initial sales and shipments of Nasal Comfort beginning in the second quarter of 2005. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the severity of the next cold season, the possibility that future sales of Zicam products will not be as strong as expected, the possibility that supply issues may impact future sales of Zicam products, the possibility that the Company’s products may face increased competition or negative publicity, the potential impact of current and future product liability litigation, regulatory issues, or public relations challenges, the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; and the possibility that expenses, including legal expenses, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed in March 2004 and the Company’s Quarterly Report on Form 10-Q filed in November 2004, under the heading “Risk Factors”, both filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

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